Exhibit 4.4

O.N.C. DE MÉXICO S.A. DE C.V.

SECURED DEBENTURE DUE DECEMBER 31, 2004

AS OF JANUARY 1, 2001

O.N.C. DE MÉXICO S.A. DE C.V.

SECURED DEBENTURE DUE DECEMBER 31, 2004

DEBENTURE CERTIFICATE NO. 2001-1

O.N.C. de México S.A. de C.V. (“ONCM”), incorporated under the laws of the United Mexican States and having its chief executive office at 800 Piso 16, Col. del Valla, Mexico, CP 03100 (facsimile: (52) 56-82-0181), FOR VALUE RECEIVED, hereby acknowledges itself indebted and promises to pay to or to the order of Tenedoramex, S.A. de C.V. (“T-Mex”), or its assignee or assignees, ON THE MATURITY DATE (as hereinafter defined), the principal amount of $5,250,000 in lawful money of Canada at T-Mex’s office located at 109 Guerrero Sur-altos entre Jalisco y Puebla, Hermosillo, Sonora, Mexico, C.P. 83000 (facsimile: (62) 17-37-16) or such place as T-Mex may designate by notice in writing to ONCM, and to pay interest as provided herein.

ARTICLE 1

INTERPRETATION

1.1

Definitions.  Terms defined in the British Columbia Personal Property Security Act (including the regulations thereto and all as amended from time to time, collectively, the “PPSA”) and used but not otherwise defined in this Debenture shall have the same meaning herein.  In this Debenture, unless there is something in the subject matter or context inconsistent therewith:

“Advanced Amount Promissory Note” means, the promissory note dated the date hereof in the aggregate principal amount of U.S $420,000 issued by ONCM to and in favour of MSA pursuant to section 1.4 of the Asset Purchase Agreement, including, without limitation, the promissory notes issued in replacement and substitution of the said promissory note to and in favour of each of T-Mex and Kennecott together with all amendments, supplements, extensions or other modifications or restatements thereof;

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, or is a shareholder of, such Person, and includes any Person in like relation to an Affiliate.  A Person shall be deemed to control a Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” shall have a similar meaning;

“Applicable Law” means, in respect of any Person, property, transaction or event, all applicable laws, statutes, rules, by-laws and regulations, and all applicable official directives, orders, judgments and decrees of Governmental Bodies;

“Asset Purchase Agreement” means the asset purchase agreement dated as of December 21, 2000 between MSA, ONCM and the Guarantor, as amended, supplemented, extended or otherwise modified or restated from time to time;

“Blanket Guarantee” means the guarantee from the Guarantor in favor of MSA required to be delivered to MSA pursuant to section 2.4(3) of the Asset Purchase Agreement, as amended, supplemented, extended or otherwise modified or restated from time to time;

“Business Day” means any day of the year, other than a Saturday, Sunday or other day on which banks are required or authorized to close for business in the place where any action is required to be taken;

“Cash Redemption Price” has the meaning attributed to such term in section ;

“Debt” of any Person means (i) all indebtedness of such Person for and in respect of borrowed money, including obligations with respect to bankers’ acceptances, letters of credit and letters of guarantee; (ii) all indebtedness of such person for the deferred purchase price of property or services represented by a note or other evidence of indebtedness or other security; (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (iv) all obligations under leases which, in accordance with Generally Accepted Accounting Principles (or accounting principles generally accepted in the jurisdiction of incorporation or organization of such Person), are recorded as capital leases, in respect of which such Person is liable as lessee; and (v) all Debt Guaranteed by such Person;

“Debt Guaranteed” by any Person means Debt of the kinds referred to in (i) through (iv) of the definition of Debt which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) with the creditor to purchase or otherwise acquire or assume, or in respect of which such Person has otherwise assured a credit against loss by means of an indemnity, security or bond;

“Default” means any event which, but for the lapse of time, giving of notice or both, would constitute an Event of Default;

“Deferred Closing Payment” means, the promissory note dated the date hereof in the aggregate principal amount of $250,000 issued by ONCM to and in favour of MSA pursuant to section 1.2(8) of the Asset Purchase Agreement, including, without limitation, the promissory notes issued in replacement and substitution of the said promissory note to and in favour of each of T-Mex and Kennecott together with all amendments, supplements, extensions or other modifications or restatements thereof;

“Discount” has the meaning attributed to such term in section ;

“Event of Default” has the meaning attributed to such term in section ;

“General Security Agreement” means the general security agreement from the Guarantor in favor of MSA required to be delivered to MSA pursuant to section 2.4(6) of the Asset Purchase Agreement, as amended, supplemented, extended or otherwise modified or restated from time to time;

“Generally Accepted Accounting Principles” means generally accepted accounting principles in Canada from time to time;

“Governmental Body” means any government, parliament, legislature, or any regulatory authority, agency, commission or board of any government, parliament or legislature, or any court or (without limitation to the foregoing) any other law, regulation or rule-making entity (including, without limitation, any central bank, fiscal or monetary authority or authority regulating banks), having or purporting to have jurisdiction in the relevant circumstances, or any Person acting or purporting to act under the authority of any of the foregoing (including, without limitation, any arbitrator);

“Grace Period” has the meaning attributed to such term in section ;

“Guarantor” means National Gold Corporation, its successors and assigns;

“Kennecott” means Kennecott Minerals Company, its successors and assigns;

“IVA Promissory Note” means, the promissory note dated the date hereof in the aggregate principal amount of $1,575,000 issued by ONCM to and in favour of MSA pursuant to section 1.2(6) of the Asset Purchase Agreement, including, without limitation, the promissory notes issued in replacement and substitution of the said promissory note to and in favour of each of T-Mex and Kennecott together with all amendments, supplements, extensions or other modifications or restatements thereof;

“Lien” means any mortgage, lien, pledge, assignment, charge, security interest, lease intended as security, title retention agreement, rights reserved in any Governmental Body, registered lease of real property, hypothec, levy, execution, seizure, attachment, garnishment or other similar encumbrance and includes any contractual restriction which, if contravened, may give rise to an encumbrance;

“Lien hereof” has the meaning set forth in section 3.2;

“Maturity Date” means the earlier of the date which is (i) 90 days after the date upon which the 9-month trailing average gold price, listed by “London P.M. gold fix”, and if not so published by “London P.M. gold fix”, the 9-month trailing average gold price listed by “the Wall Street Journal”, equals or exceeds US$325/oz. (the “Trigger Price”); (ii) December 31, 2010; and (iii) the date upon which a declaration is made pursuant to Section 5.2 hereof and the entire balance of this Debenture becomes due and payable (whether by acceleration or otherwise).  In the event that the Trigger Price is reached prior to October 1, 2004 the Maturity Date will be deemed to be December 31, 2004;

“MSA” means Minera San Augusto, S.A. de C.V., its successors and assigns, including, without limitation, T-Mex and Kennecott;

“Mulatos Project Security Agreement” means the security agreement from ONCM in favor of MSA required to be delivered to MSA pursuant to section 2.3(12) of the Asset Purchase Agreement, as amended, supplemented, extended or otherwise modified or restated from time to time;

“ONCM” means O.N.C. de México S.A. de C.V., its successors and permitted assigns;

“Outstanding Principal” means at any time the aggregate principal amount outstanding under this Debenture at such time;

“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, government or governmental authority or entity, however designated or constituted;

“Pledged Assets” means, as of any particular time, all of ONCM’s property, assets and undertaking and rights, present and future, which may be subject to the Lien hereof to secure payment of the monies payable hereunder, including, without limitation, the property more particularly described in Schedule A to this Agreement, whether by fixed or floating charge, all references thereto herein including any part thereof;

“Principal Amount” has the meaning attributed to such term in section ;

“Promissory Notes” means the promissory notes issued at closing by ONCM to MSA including, without limitation, each of the promissory notes in the principal amount of Cdn. $1,750,000 and Cdn. $750,000 issued pursuant to section 1.2(7) of the Asset Purchase Agreement together with any promissory notes issued in replacement and substitution of the said promissory notes granted by ONCM to and in favour of each of T-Mex and Kennecott together with all amendments, supplements, extensions or other modifications or restatements thereof, the IVA Promissory Note, the Advanced Amount Promissory Note, the Deferred Closing Payment;

“Redemption Amount” has the meaning attributed to such term in section ;

“Redemption Date” has the meaning attributed to such term in section ;

“Security” means the security given to MSA or its Assignees, at any time and from time to time to secure the obligations of ONCM and National Gold to MSA hereunder and under the Asset Purchase Agreement and the Promissory Notes, including, without limitation, the security referred to in Article 8 of the Asset Purchase Agreement;

“Security Documents” means the documents referred to in Article 8 of the Asset Purchase Agreement, and the agreements, instruments and documents delivered from time to time to MSA, by ONCM, National Gold and other Persons, for the purpose of establishing, perfecting, preserving and protecting the Security, as amended, supplemented, extended or otherwise modified or restated from time to time;

“Subsidiaries” means any corporation which is or hereafter becomes directly or indirectly controlled by ONCM, and for the purposes of this definition, ONCM shall be deemed to control a corporation if ONCM beneficially owns, directly or indirectly, shares to which are attached more than 50% of the voting rights ordinarily exercisable at meetings of shareholders of such corporation, and ONCM shall be deemed to own beneficially shares beneficially owned by a corporation controlled by it, and so on indefinitely, and “Subsidiary” means any one of them;

“T-Mex” means Tenedoramex, S.A. de C.V., its successors and assigns;

“this Debenture” refers to this secured debenture in the aggregate principal amount of Cdn. $5,250,000, as amended, supplemented, extended or otherwise modified or restated from time to time, and not to any particular Article, section, subsection, paragraph, clause, subdivision or other portion hereof, and includes any and every instrument supplemental or ancillary hereto or in implement hereof.

Words importing the singular include the plural and vice versa and words importing gender include all genders.

1.2

Interpretation Not Affected By Headings, etc.  The division of this Debenture into Articles, sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Debenture.

1.3

Monetary References.  Any reference in this Debenture to “Dollars”, “dollars” or the sign “$” shall be deemed to be a reference to lawful money of Canada.

1.4

Day Not a Business Day.  In the event that any day on or before which any action is required to be taken hereunder is not a Business Day, then such action shall be required to be taken on or before the requisite time on the first Business Day thereafter.

1.5

Invalidity of Provisions.  Each of the provisions contained in this Debenture is distinct and severable and a declaration of invalidity or unenforceability of any such provision by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof or thereof.

1.6

Inconsistency.  In the event of any inconsistency between the terms of this Debenture and the terms of any other Security Document, the terms of this Debenture shall prevail.  In the event of any inconsistency between the terms of this Debenture and the terms of the Asset Purchase Agreement, the Asset Purchase Agreement shall prevail.

ARTICLE 2

PRINCIPAL

2.1

Promise to Pay.  For value received, ONCM hereby acknowledges itself indebted to and promises to pay to T-Mex the sum of FIVE MILLION TWO HUNDRED AND FIFTY THOUSAND ($5,250,000) in lawful money of Canada (the “Principal Amount”).  The Principal Amount, together with any interest accrued thereon, if applicable pursuant to section , shall become due and payable on the Maturity Date.

2.2

Interest.  (1)  The Outstanding Principal hereunder from time to time shall bear simple interest at the rate of nil % per annum payable semi-annually in arrears on June 30 and December 31 of each year until such time as this Debenture is repaid in full provided that if any amount in respect of interest is not paid when due in accordance with the foregoing, that amount in respect of interest shall be added to and included in the Outstanding Principal from time to time and shall bear interest at the foregoing rate.

(2)

Notwithstanding section 2.2(1) hereof, the requirement to pay any interest on the Outstanding Principal due and payable hereunder on June 30, 2001 shall be postponed until July 15, 2001 provided that as at such date such interest shall be paid in full together with interest on such overdue interest at the rate of 12% per annum calculated daily provided further that any such amount of interest and overdue interest which is not paid on July 15, 2001 shall continue to bear interest at the rate of 12% per annum calculated daily, from July 15, 2001 until such amount is paid in full.

2.3

Redemption by ONCM.  The Debenture shall be redeemable prior to the Maturity Date (the “Redemption Date”), in whole at any time or in part from time to time, at the option of ONCM at a price equal to the amount of the Outstanding Principal (less the Discount, if the Debenture is being redeemed in full in advance of the Maturity Date) hereof to be redeemed, together with accrued and unpaid interest on the undiscounted Outstanding Principal (the “Cash Redemption Price”).

2.4

Discount.  If ONCM redeems this Debenture in full in advance of the Maturity Date, ONCM shall be entitled to a discount reducing the Outstanding Principal by $58,333.33 per calendar month for each full calendar month the Debenture is repaid in full in advance of the Maturity Date (the “Discount”) up to a maximum discount of $1,399,999.92 (24 months x $58,333.33) if repaid in full on or before December 31, 2002.

2.5

Notice of Redemption.  ONCM shall provide to T-Mex, in accordance with section , notice of intention to redeem part or all of the Debenture, together with any interest accrued thereon (the “Redemption Amount”), not less than 5 days prior to the Redemption Date.  Notwithstanding the foregoing, in no event shall the Redemption Date be later than the Maturity Date.  The notice of redemption shall specify the amount of the Debenture which is to be redeemed and, if applicable, the amount of any interest payable thereon.

2.6

Debenture Due on Redemption Date.  Where notice has been given pursuant to section , the Redemption Amount shall become due and payable on the Redemption Date specified in such notice, in the same manner and with the same effect as if it were the Maturity Date.

2.7

Partial Redemption of Debenture.  If ONCM redeems only part of the Debenture, ONCM will issue a replacement debenture representing the balance of the Principal Amount outstanding and otherwise under the same terms and conditions of this Debenture.

2.8

No Rights as Shareholders.  Nothing contained in this Debenture shall be construed as conferring upon T-Mex any right or interest whatsoever as a holder of common shares of ONCM or any other right or interest except as herein expressly provided.

ARTICLE 3

SECURITY

3.1

Corporation’s Security.  (1)  ONCM hereby grants, conveys, assigns, transfers, mortgages, charges and grants a security interest to and in favour of T-Mex as and by way of a fixed and specific grant, conveyance, mortgage, charge and transfer of and in all ONCM’s right, title and interest in and to the Pledged Assets, present and future, now owned or hereafter acquired, including without limitation, all goods of every kind, type and description, inventory, book accounts, documents of title, chattel paper, instruments, securities and money, intangibles, substitutions and replacements of and increases, additions and, where applicable, accessions thereto and proceeds in any form derived directly or indirectly from any dealing with all or any part thereof inclusive of the proceeds therefrom.

(2)

In addition, ONCM hereby charges in favour of T-Mex by way of a floating charge, its undertaking and all its property and assets, real and personal, moveable or immovable, of whatsoever nature and kind, both present and future and every interest therein which ONCM now has or hereafter acquires (other than the property and assets hereby effectively assigned or subjected to a specific mortgage and charge and subject to the exceptions hereinafter contained).

3.2

Obligations Secured.  The mortgages, charges, grants, conveyances, transfers, assignments and security interest granted by ONCM hereby (collectively, the “Lien hereof”) secures payment and performance to T-Mex of all debts, liabilities, obligations, present or future, direct or indirect, absolute or contingent, matured or unmatured, at any time due or accruing due or owing by ONCM to MSA or T-Mex under the Asset Purchase Agreement including, without limitation, the RTE (as assigned to T-Mex pursuant to an assignment and assumption agreement dated the date hereof among MSA, National Gold, T-Mex and Kennecott), the Promissory Notes issued to T-Mex and the other Security Documents granted to T-Mex or otherwise however incurred whether incurred as principal or surety.  All the expenses, costs and charges set out in section 5.3 shall be added to and form a part of the obligations secured hereby.

3.3

Attachment.  ONCM and T-Mex hereby acknowledge that (i) value has been given, (ii) ONCM has rights in the Pledged Assets owned by it (other than after-acquired collateral), (iii) the parties have not agreed to postpone the time of attachment of the Lien hereof, and (iv) ONCM and T-Mex have received a copy of this Debenture.

3.4

Scope of the Lien hereof.  (1)  Nothing in section  hereof shall be construed as an assignment by ONCM (which term shall include a sub-lease, mortgage, pledge or charge) of any contract, book account, claim, demand or chose in action which, as a matter of law or by its terms, is non-assignable without the consent or authorization of some other Person unless such consent or authorization has been obtained.  The Lien hereof shall not attach to such contract, book account, claim, demand or chose in action but ONCM shall hold its interest therein in trust for T-Mex, and shall assign same to T-Mex or as T-Mex may direct forthwith upon obtaining the consent or authorization of such other person.

(2)

The Lien hereof shall not extend to consumer goods.

(3)

The Lien hereof shall not extend or apply to the last day of any term of years reserved by a lease, verbal or written, or any agreement therefor, now held or hereafter acquired by ONCM as lessee in respect of real property but ONCM shall stand possessed of any such reversion upon trust to assign and dispose thereof as T-Mex may direct.

(4)

T-Mex shall not be deemed by the grant of the Lien hereof to have assumed any obligation of ONCM under any contracts nor shall it be liable to any Governmental Body or contract counterparties by reason of any default by any Person under any contract.

(5)

It is expressly acknowledged by ONCM that, notwithstanding any right or authority granted to ONCM herein or in any other agreement or instrument to deal with the Pledged Assets, it is the intention of ONCM and T-Mex that (i) the Lien hereof shall operate and be construed as a fixed and specific charge of all Pledged Assets in respect of which ONCM presently has rights, and as a fixed and specific charge of all after-acquired Pledged Assets which shall attach forthwith upon ONCM acquiring rights therein, and (ii) except as provided in section 3.1(2), the Lien hereof shall neither operate nor be construed as a floating charge.

3.5

T-Mex’s Care and Custody of Pledged Assets.  (1)  Except as required by any mandatory provision of Applicable Law, T-Mex shall not be bound to collect, dispose of, realize, protect or enforce any of ONCM’s right, title and interest in and to the Pledged Assets or to institute proceedings for the purpose thereof and, without limiting the generality of the foregoing, T-Mex shall not be required to take any steps necessary to preserve rights against other persons in respect of any negotiable Pledged Assets.

(2)

ONCM shall ensure that all of the Security Documents to which it is a party are executed and delivered and the Liens created thereby are perfected in all jurisdictions and at all times reasonably required by T-Mex.

(3)

T-Mex shall have no obligation to keep the Pledged Assets in its possession identifiable.

(4)

T-Mex may, both before and after the Lien hereof shall have become enforceable, (i) notify any Person obligated on a book account or on chattel paper or any obligor on an instrument to make payment thereunder to T-Mex whether or not ONCM was theretofore making collections thereon, and (ii) assume control of any proceeds arising from the Pledged Assets.

3.6

No Merger.  The Security Documents shall not merge in any other security.  No judgment obtained by T-Mex shall in any way affect any of the provisions of this Debenture or any of the other Security Documents.  For greater certainty, no judgment obtained by T-Mex shall in any way affect the obligation of ONCM to pay principal and interest at the rates, times and in the manner provided in this Debenture.

ARTICLE 4

REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1

Representations and Warranties.  ONCM represents and warrants that:

(a) it is duly incorporated and organized and is validly subsisting and in good standing under the laws of the United Mexican States;

(b) it has full corporate right, power and authority to enter into and perform its obligations under this Debenture and any security given in respect hereof, and has full corporate right, power and authority to own and operate its properties and to carry on its business as now conducted; and

(c) the execution and delivery of this Debenture has been duly authorized by all necessary action and constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms, subject only to the effect of any bankruptcy, insolvency, moratorium or similar laws affecting the enforceability of creditors’ rights generally, the discretion that a court of competent jurisdiction may exercise in the granting of equitable remedies, and the statutory powers of a court of competent jurisdiction to stay proceedings and stay the execution of judgment in proceedings before it.

4.2

Affirmative Covenants.  So long as this Debenture remains outstanding, and unless T-Mex otherwise consents in writing, ONCM covenants and agrees with T-Mex that:

(a) Punctual Payment.  ONCM shall pay or cause to be paid all amounts payable to T-Mex hereunder on the dates and in the manner specified herein;

(b) Conduct of Business.  ONCM shall do or cause to be done, and shall cause each Subsidiary to do or cause to be done, all things necessary or desirable to maintain its corporate existence in its present jurisdiction of incorporation, and to maintain its corporate power and capacity to own its properties and assets; and

(c) Further Assurances.  ONCM shall from time to time, whether before or after the Lien hereof shall have become enforceable, do all such acts and things and execute and deliver all such deeds, transfers, assignments and instruments as T-Mex may reasonably require for protecting the Pledged Assets or perfecting the Lien hereof and for exercising all powers, authorities and discretions hereby conferred upon T-Mex, and ONCM shall from time to time after the Lien hereof has become enforceable do all such acts and things and execute and deliver all such deeds, transfers, assignments and instruments as T-Mex may require for facilitating the sale of or other dealing with the Pledged Assets in connection with any realization thereof.

4.3

Negative Covenant.  So long as this Debenture remains outstanding and unless T-Mex otherwise consents in writing, ONCM covenants and agrees that it shall not, nor shall it permit any of its Subsidiaries to create, grant, assume or suffer to exist any Lien other than in favour of T-Mex upon any of its properties or assets.

ARTICLE 5

DEFAULT AND ACCELERATION

5.1

Events of Default.  The occurrence of any of the following events shall constitute an Event of Default:

(a) if ONCM defaults in payment of all or any part of the principal of this Debenture or interest accrued thereon when due;

(b) if any of ONCM, National Gold, or any of their respective Affiliates or Subsidiaries default in payment or default in observing or performing any other covenant or condition of this Debenture, the Asset Purchase Agreement, the Promissory Notes, the Advanced Amount Promissory Note, the IVA Promissory Note and the Deferred Closing Payment (all as such terms are defined in the Asset Purchase Agreement) together with any promissory notes issued in replacement and substitution of the said promissory notes, including, without limitation, the promissory notes granted by ONCM dated the date hereof to T-Mex and Kennecott or any of the Security Documents on their part to be observed or performed;

(c) if an order is made or an effective resolution is passed for the winding-up or liquidation of any of ONCM, National Gold, or any of their respective Affiliates or Subsidiaries, or in the event of any other dissolution of ONCM, National Gold, or any of their respective Affiliates or Subsidiaries by operation of law;

(d) if any of ONCM, National Gold, or any of their respective Affiliates or Subsidiaries shall generally not pay their debts as such debts become due, or shall admit in writing their inability to pay their debts generally as they become due, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against ONCM, National Gold, or any of their respective Affiliates or Subsidiaries seeking to adjudicate them a bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of them or their debts, or a proposal is made by or against ONCM, National Gold, or any of their respective Affiliates or Subsidiaries, under any Applicable Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for the appointment of a receiver, custodian or other similar official for them or for any substantial part of their property, including, without limitation, any such proceeding under the Companies’ Creditors Arrangement Act (Canada) or a similar statute of the United Mexican States or any division thereof and, in the case of any such proceeding instituted against ONCM, National Gold, or any of their respective Affiliates or Subsidiaries (but not instituted by ONCM, National Gold, or any of their respective Affiliates or Subsidiaries), such proceeding shall remain undismissed or unstayed for a period of 30 days; or ONCM, National Gold, or any of their respective Affiliates or Subsidiaries shall take any action to authorize any of the actions set forth above;

(e) if any of ONCM or National Gold or either of them ceases or threatens to cease to carry on business;

(f) if any representation and warranty made herein or in any other document delivered to T-Mex pursuant to this Debenture is found to be false or incorrect in any way so as to make it materially misleading when made or deemed to have been made;

(g) if any of ONCM, National Gold, or any of their respective Affiliates or Subsidiaries shall fail to pay the principal of or premium or interest on any Debt which is outstanding in an aggregate principal amount in excess of Cdn. $50,000 (or the equivalent amount in any other currency) in respect of ONCM, National Gold, or such respective Affiliates or Subsidiaries when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist, and shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to any such Debt, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of Debt of ONCM, National Gold, or such respective Affiliates or Subsidiaries which is outstanding in an aggregate principal amount exceeding Cdn. $50,000 (or the equivalent amount in any other currency); or

(h) if any event of default shall occur in any instrument which enables any person to enforce any security on the assets or undertaking of ONCM or National Gold.

5.2

Acceleration on Default.  Upon the occurrence of an Event of Default and in the absence of the prior written consent thereto of T-Mex, T-Mex may, in its discretion, by notice in writing to ONCM:

(a) declare the principal amount of this Debenture then outstanding, all accrued and unpaid interest hereunder and any other moneys payable hereunder to be immediately due and payable by ONCM to T-Mex;

(b) realize upon all or part of the Security constituted by the Security Documents; and

(c) take such actions and commence such proceedings as may be permitted at law or in equity (whether or not provided for herein or in any other Security Document) at such times and in such manner as T-Mex in its sole discretion may consider expedient;

all without, except as may be required by Applicable Law, any additional notice, presentment, demand, protest, notice of protest, dishonour or any other action.

5.3

Enforcement Costs.  In addition to all other money payable hereunder, ONCM shall assume and pay on demand all expenses, costs and charges (including all legal fees (on a solicitor and solicitor’s own client basis), disbursements, court costs, receiver’s or agent’s remuneration and other expenses of taking possession of, repairing, protecting, insuring, preparing for disposition, realizing, collecting, selling, transferring, delivering or obtaining payment of the Pledged Assets) incurred by T-Mex:

(i)

in enforcing or attempting to enforce this Debenture;

(ii)

in conducting any negotiations respecting any of the foregoing; and

(iii)

in connection with the defence or institution of any action or proceeding, including third party proceedings, respecting any of the foregoing, whether involving T-Mex, any receiver or receiver-manager (whether appointed by or acting for T-Mex or otherwise), or any officer, agent, or employee of T-Mex regardless of the outcome of any such action or proceeding and whether such action or proceeding is commenced or continued before or after the whole or any part of the Principal Amount and interest thereon has been or was required to have been paid.

5.4

Remedies on Default.  In the case of Default on the part of ONCM, or upon an acceleration pursuant to section  hereof, T-Mex may, in its sole discretion and without prejudice to any other remedies or recourses otherwise available to it, realize upon the Pledged Assets and enforce the rights of T-Mex by any remedy or proceeding authorized or permitted by Applicable Law (subject in all cases to any mandatory provision of Applicable Law), including, without limitation:

(a) entry onto any real property of ONCM and any other premises where tangible personal property may be located, including without limitation, the Pledged Assets;

(b) entry into possession of the Pledged Assets and removal of Pledged Assets consisting of tangible personal property by any method permitted by Applicable Law;

(c) sale, assignment, lease, sub-lease, granting options or options to purchase or any other disposal of the Pledged Assets or any portion thereof;

(d) collection of any proceeds arising in respect of the Pledged Assets;

(e) collection, realization or sale of or other dealing with rents and book accounts;

(f) the exercise of any contractual, legal or other rights or interests of ONCM under or in respect of the Pledged Assets;

(g) the payment of any Lien that may exist or be threatened against the Pledged Assets, in which event such amount and any costs, charges and expenses incurred in connection therewith shall be added to the obligations secured hereby;

(h) the appointment by instrument in writing of a receiver (which term as used in this Debenture includes a receiver and manager) or agent of the Pledged Assets and remove or replace such receiver or agent from time to time;

(i) the institution of proceedings in any court of competent jurisdiction for the appointment of a receiver of the Pledged Assets;

(j) the institution of proceedings in any court of competent jurisdiction for sale or foreclosure of the Pledged Assets;

(k) filing proofs of claim and other documents to establish claims in any proceeding relating to ONCM; and

(l) the set-off and application against the obligations, to the fullest extent permitted by Applicable Law, of any and all monies to be paid by T-Mex to ONCM or by T-Mex to ONCM under any other agreement between T-Mex and ONCM.

Such remedies may be exercised from time to time separately or in combination and with respect to all or any part of the Pledged Assets and are in addition to and not in substitution for any other rights of T-Mex however created.  T-Mex may proceed by way of any action, suit or other proceeding available at Applicable Law and no right, remedy or power of T-Mex shall be exclusive of or dependent on any other.  T-Mex shall not be bound to exercise any such right or remedy, and the exercise of such rights and remedies shall be without prejudice to the rights of T-Mex in respect of the obligations of ONCM hereunder including the right to claim for any deficiency.

5.5

Concerning the Receiver.  (1)  Any receiver appointed by T-Mex shall be vested with the rights and remedies which could be exercised by T-Mex in respect of ONCM or the Pledged Assets and such other powers and discretions as are granted in the instrument of appointment and any instrument or instruments supplemental thereto.  The identity of the receiver, any replacement thereof and any remuneration thereof shall be within the sole and unfettered discretion of T-Mex.

(2) Any receiver appointed by T-Mex shall act as agent for T-Mex for the purposes of taking possession of the Pledged Assets, but otherwise and for all other purposes (except as provided below and with respect to its discharge) as agent for ONCM.  The receiver may sell, lease or otherwise dispose of the Pledged Assets as agent for ONCM or as agent for T-Mex.

5.6

Appointment of Attorney.  ONCM hereby irrevocably appoints T-Mex (and any officers thereof) the attorney of ONCM to exercise in its name and on its behalf after the Lien hereof shall have become enforceable any of the its right (including the right of disposal), title and interest in and to the Pledged Assets including the execution, endorsement and delivery of any agreements, documents, instruments, securities, documents of title and chattel paper and any notices, receipts, assignments or verifications of any book accounts.  All acts of any such attorney are hereby ratified and approved, and such attorney shall not be liable for any act, failure to act or any other matter or thing in connection therewith, except for its own negligence or wilful misconduct.

5.7

Dealing with the Pledged Assets and the Lien hereof.  (1)  After the Lien hereof shall become enforceable, T-Mex shall not be obliged to exhaust its recourses against ONCM or any other Person or Persons or against any other security they may hold in respect of the obligations of ONCM hereunder before realizing upon or otherwise dealing with the Pledged Assets in such manner as they may consider desirable.

(2) T-Mex may grant extensions or other indulgences, take and give up securities, accept compositions, grant releases and discharges and otherwise deal with ONCM and with other Persons, sureties or securities as it may see fit without prejudice to the obligations or the rights of T-Mex in respect of the Pledged Assets.

(3) T-Mex shall not be (i) liable or accountable for any failure to collect, realize or obtain payment in respect of the Pledged Assets, (ii) bound to institute proceedings for the purpose of collecting, enforcing, realizing or obtaining payment of the Pledged Assets or for the purpose of preserving any rights of T-Mex, ONCM or any other persons in respect thereof, (iii) responsible for any loss occasioned by any sale or other dealing with the Pledged Assets or by the retention of or failure to sell or otherwise deal therewith, or (iv) bound to protect the Pledged Assets from depreciating in value or becoming worthless.

(4) All moneys from time to time received by T-Mex or the receiver may be applied as follows:  first, in discharge of all operating expenses and other ongoings affecting the Pledged Assets; second, in keeping in good standing all Liens on the Pledged Assets having priority over the Lien hereof; third, in payment of the remuneration and disbursements of the receiver (if any); fourth, in payment to T-Mex of moneys payable hereunder and under the other Security Documents or any other agreements between T-Mex and ONCM entered into pursuant thereto, and the balance, if any, shall be paid to ONCM or as a court of competent jurisdiction may direct.  If there shall be a deficiency ONCM shall remain liable for such deficiency and shall pay the amount of such deficiency to T-Mex forthwith.

5.8

Standards of Sale.  Without prejudice to the ability of T-Mex to dispose of the Pledged Assets comprising personal property in any manner which is commercially reasonable after the Lien hereof shall become enforceable, ONCM acknowledges that a disposition of Pledged Assets by T-Mex which takes place substantially in accordance with the following provisions shall be deemed to be commercially reasonable:

(a)  the Pledged Assets may be disposed of whether or not T-Mex has taken possession thereof;

(b)  the Pledged Assets may be disposed of in whole or in part;

(c)  the Pledged Assets may be disposed of by public auction, public tender or private contract, with or without advertising and without any other formality;

(d)  any purchaser or lessee of the Pledged Assets may be a customer of T-Mex;

(e)  a disposition of the Pledged Assets may be on such terms and conditions as to credit, deferred payment or otherwise as T-Mex, in its sole discretion, may deem advantageous;

(f)  T-Mex may establish an upset or reserve bid or price in respect of the Pledged Assets; and

(g)  T-Mex may buy in, rescind or vary any contract for the disposition of Pledged Assets and may dispose of any Pledged Assets again without being obligated to account or answer for any gain or loss occasioned thereby.

5.9

Dealings by Third Parties.  (1)  No person dealing with T-Mex or its agent or a receiver shall be required (i) to determine whether the Lien hereof has become enforceable, (ii) to determine whether the powers which T-Mex or such agent or receiver is purporting to exercise have become exercisable, (iii) to determine whether any money remains due to T-Mex by ONCM, (iv) to determine the necessity or expediency of the stipulations and conditions subject to which any sale or lease or other disposition shall be made, (v) to determine the propriety or regularity of any sale or of any other dealing by T-Mex or such agent or receiver with the Pledged Assets, or (vi) to see to the application of any money paid to T-Mex or such agent or receiver.

(2)

Any purchaser of the Pledged Assets from T-Mex shall hold the Pledged Assets absolutely free from any claim or right of whatever kind including any equity of redemption of ONCM, and ONCM hereby specifically waives, to the fullest extent permitted by Applicable Law, as against any such purchaser, all right of redemption, stay or appraisal which ONCM now has or may have under any rule of Applicable Law now existing or hereafter adopted.  To the fullest extent permitted by Applicable Law, ONCM waives all of the rights, benefits and protection provided to it by any statute which imposes limitations upon the rights, remedies or powers of a secured party.

5.10

Statutory Waiver.  To the fullest extent permitted by Applicable Law, ONCM waives all of the rights, benefits and protection provided to it by any statute which imposes limitations upon the rights, remedies or powers of a secured party.

ARTICLE 6

SUCCESSOR CORPORATIONS

6.1

Certain Requirements in Respect of Merger, etc.  Except with the prior written consent of T-Mex (which may be withheld for any reason), ONCM shall not, nor shall it permit any Subsidiary to, enter into any transaction, whether by way of amalgamation, merger, reconstruction, reorganization, consolidation, transfer, sale, lease or otherwise whereby all or substantially all of its undertaking, property and assets would become the property of any other Person or, in the case of any such amalgamation, of the continuing corporation resulting therefrom.

ARTICLE 7

MISCELLANEOUS

7.1

Notice.  (1)  Any notice, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be effectively given and made if (i) delivered personally, (ii) sent by prepaid courier service or mail with return receipt requested, or (iii) sent by confirmed fax or other similar means of confirmed electronic communication, provided that a copy of any notice sent by confirmed electronic communication shall also be sent by mail, in each case to the applicable address set out below:

(a)

if to T-Mex, to:

Tenedoramex, S.A. de C.V.

Guerrero 109 Sur-altos entre Jalisco y Puebla

Hermosillo, Sonora, Mexico

C.P. 83000

Attention:

Mark E. Isto

with a copy to:

Placer Dome Inc.

1600 – 1055 Dunsmuir Street

Vancouver, BC

Canada

V7X 1P1

Attention:

Geoffrey Gold

(b)

if to ONCM, to:

National Gold Corporation

600 – 890 West Pender Street

Vancouver, BC

Canada

V6C 1J9

Facsimile:

(604) 687-1327

Attention:

Albert J. Matter

with a copy to:

Irwin, White & Jennings

2620 – 1055 West Georgia Street

P.O. Box 11168, Royal Centre

Vancouver, BC

Canada

V6E 3R5

Facsimile:

(604) 689-2806

Attention:

Lowell E. Thomas

(2)

Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of faxing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day in the place where the communication is to be received and the communication is so delivered, faxed or sent, and confirmed, before 4:30 p.m. on such day.  Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day, if delivery is confirmed.  Any such communication given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt.

(3)

Any party may from time to time change its address under this Section by notice to the other parties given in the manner provided by this Section.

7.2

Assignment.  ONCM may not, without the prior written consent of T-Mex (which consent may be withheld for any reason), assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its rights or obligations under this Debenture.  T-Mex may assign this Debenture in whole or in part to its Affiliates or to Kennecott, with notice to ONCM but without the consent of ONCM.  Any purported assignment in violation of the foregoing shall be of no force and effect.  No request by T-Mex for a consent to assignment under this section shall be unreasonably withheld by ONCM.  This Debenture shall enure to the benefit of, and be binding on, the parties and their respective successors and permitted assigns.

7.3

Severability.  If and to the extent that any provision hereof shall conflict with any mandatory provision of the PPSA (including, without limitation, an exclusion or purported exclusion of a duty or onus imposed by the PPSA or a limitation or purported limitation of the liability of or the amount of damages recoverable from a Person who has failed to discharge a duty or obligation imposed by the PPSA), such provision of the PPSA shall govern.  The provisions of this Debenture are intended to be severable.  If any provision of this Debenture shall be deemed by any court of competent jurisdiction or held to be invalid or void or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

7.4

Grace Period.  ONCM may remedy any default in payment of any cash payment under this Debenture by making the payment in full to the applicable party within 14 days (the “Grace Period”) after the date such payment was due and such payment when so paid shall be deemed to have been made in a timely manner and on the due date for all purposes except that the Discount to which ONCM is entitled shall be calculated from the actual payment date and not from the beginning of the Grace Period, if any.

7.5

Amendment, Waiver.  No amendment or waiver of this Debenture will be binding unless executed in writing by ONCM if it is to be bound thereby, or by T-Mex if T-Mex is to be bound thereby.  No waiver of any provision of this Debenture will constitute a waiver of any other provision nor will any waiver of any provision of this Debenture constitute a continuing waiver unless otherwise expressly provided.

7.6

Survivability of Obligations.  This Debenture will not be discharged or otherwise affected by the loss or diminution or capacity of ONCM or by any change in the composition of ONCM, or by any sale of ONCM’s assets or business, or by any change whatsoever in the name, business, powers, objects, capital structure, membership, directorate, management, or constitution of ONCM, or by the re-organization or amalgamation of ONCM, but will notwithstanding the happening of any such event continue to apply to all of the obligations arising hereunder whether theretofore or thereafter incurred or arising, and this Debenture will extend to the successors, assigns and legal representatives of ONCM and the person or persons for the time being and from time to time carrying on the business now carried on by ONCM.

7.7

Governing Law.  This Debenture shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

IN WITNESS WHEREOF ONCM has duly executed this Debenture and affixed its corporate seal under the hands of its proper officers duly authorized in that behalf for the purpose thereof as of the 1st day of January, 2001.

O.N.C. de MÉXICO S.A. de C.V.

Per:

(signed) “Albert Matter”

Authorized Signatory

c/s

Per:

Authorized Signatory

SCHEDULE “A”

PARTICULARS OF THE PROPERTY

Lot